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                              FORM 8-K

                 SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549
                     ________________________



        Current Report Pursuant to Section 13 or 15(d) of
                     The Securities Act of 1934
                         __________________

                  Date of Report - March 6, 1997


                Dairy Mart Convenience Stores, Inc.
     (Exact name of registrant as specified in its charter)


           Delaware              0-12497                  04-2497894
       (State or other          (Commission            (I.R.S. Employer
       jurisdiction of         File Number)           Identification No.)
        incorporation)

                210 Broadway East, Cuyahoga Falls, OH 44222
                  (Address of principal executive offices)

     Registrant's telephone number, including area code (330) 923-0421
                            ____________________
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ITEM 5.

On March 6, 1997 Dairy Mart Convenience Stores, Inc., announced that it had agreed to sell its 161 convenience stores and retail gasoline locations in Connecticut, Massachusetts, Rhode Island and New York for approximately
$39.7 million to the DB Companies, Inc., a Rhode Island corporation. The transaction is subject to certain contingencies but is expected to close on or about May 15, 1997.

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ITEM 7.

Exhibit 99 - Press release in connection with the transaction discussed in item 5.

Dairy Mart Agrees to Sale of Corporate and Store Assets in Northeastern United States, Hires Trammell Crow for Real Estate Services, Expects Fourth-Quarter Loss

Enfield, Connecticut (March 6, 1997) -- Dairy Mart Convenience Stores, Inc. (AMEX: DMC.A & DMC.B), which is relocating its corporate headquarters to northeastern Ohio where the Company has its greatest concentration and presence of assets, announced that it has agreed to sell its 161 convenience store and retail gasoline locations in Connecticut, Massachusetts, Rhode Island, and New York for approximately $39.7 million to the DB Companies, Inc., a Rhode Island-based convenience store operator and gasoline wholesaler and retailer. Dairy Mart also announced that, in a separate transaction, it has agreed to sell its former headquarters facility in Enfield, Connecticut, to Realty Venture Capital Partners of Stamford, Connecticut, for $4.2 million. Both transactions are subject to certain contingencies but are expected to close in the spring of this year.

Dairy Mart will lease back a portion of its former headquarters facility in order to house an accounting and information systems processing center currently there. Other terms and conditions of the transactions were not disclosed. "Dairy Mart's strongest concentration of stores is in the Midwest, with approximately 650 stores, 400 of which are in Ohio," said Robert B. Stein, Jr., Dairy Mart's chairman, president, and chief executive officer. "The 600-mile gap between our stores in the Midwest and our stores in the Northeast challenge our administrative efficiency. By selling the northeastern stores to a reputable New England based convenience store operator, we can convert these assets to cash that can be used to accelerate substantially our $100 million store improvement plan and realize Dairy Mart's vision of being a geographically focused, strong regional retailer that offers its customers premium service and facilities."

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"Strong operating cash flow, supplemented by the sale of certain assets, is providing us with the capital necessary to execute our business plan," said Mr. Stein. "And to ensure that our infrastructure is capable of fully executing our plan, we have decided to outsource certain real estate functions including site acquisition and disposition services, lease administration and idle property maintenance to Trammell Crow Corporate Services, a subsidiary of Trammell Crow Company, the largest full service real estate company in the United States. This agreement is indeed a major component of our ability to fully execute our reimaging effort."

"Fiscal 1997, which ended on February 1, was a year of rebuilding and tough choices," Mr. Stein continued. "The current fiscal year will also have significant challenges, because what we are doing is nothing short of reinventing Dairy Mart. The reward for our efforts, however, should be a stronger, more profitable company. We embarked on our five-year program to upgrade our stores, we continued to close unprofitable locations, and we sharpened the company's focus on operations that will re-establish a trend of long-term profitable growth. We rebuilt half of our senior management team during the year, made some aggressive but necessary pricing adjustments in the second half to attract new customers, and took the steps to unlock capital that was invested in unproductive real estate assets. I liken fiscal 1997 to establishing a base camp at the foot of a mountain.
We have already climbed a long way and have a long way to go yet, but we are still climbing."

Dairy Mart expects to announce in April its financial results for its fourth fiscal quarter and for the fiscal year that ended February 1, 1997.
The previously announced retail pricing adjustments mentioned above will have a negative effect on the fourth quarter's financial results. The third and fourth quarters of fiscal 1997 absorbed the material effects of lower retail pricing in certain core product categories, but management believes that the adjustments were successful in attracting new and permanent customers, as demonstrated by recent sustained increases in comparable store sales.

Dairy Mart is one of the nation's leading convenience store chains. The company owns, operates, and franchises 811 retail convenience stores in 11 states, 360 of which also sell gasoline.

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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   DAIRY MART CONVENIENCE STORES, INC.

Date: March 18, 1997                /s/ Gregory G. Landry
                                   ---------------------------
                                   Gregory G. Landry
                                   Executive Vice President
                                   Chief Financial Officer